UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2013

Tech Data Corporation
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive
Clearwater, Florida 33760
(Address of principal executive offices, including zip code)

727-539-7429
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 27, 2013, Tech Data Corporation (“Tech Data”), SunTrust Bank, as lessor (the “Lessor”), SunTrust Equity Funding, LLC, as agent (the “Agent”), and the lenders, alternative Lessees and guarantors party thereto entered into a fourth amended and restated participation agreement and Tech Data, the Lessor and the alternative Lessees party thereto also entered into a fourth amended and restated lease agreement (collectively, along with related transaction documents and agreements, the “2013 Synthetic Lease”). The 2013 Synthetic Lease extends the existing third amended and restated lease agreement among Tech Data, the Lessor, and the alternative Lessees party thereto and the third amended and restated participation agreement among Tech Data, the Lessor, the Agent, and the lenders, alternative Lessees and guarantors party thereto, along with related transaction documents and agreements, for an additional five (5) years, through June 27, 2018.
Properties leased under the 2013 Synthetic Lease are located in Clearwater and Miami, Florida; Fort Worth, Texas; Fontana, California; Suwanee, Georgia; Swedesboro, New Jersey; and South Bend, Indiana. As in the case of the predecessor lease agreement, the 2013 Synthetic Lease is accounted for as an operating lease and rental payments are calculated at the applicable LIBOR rate plus a margin based on our credit ratings. The principal terms of the 2013 Synthetic Lease are substantially the same as the predecessor lease agreement. Upon not less than 30 days' notice, we may, at our option, purchase one or any combination of the properties, at an amount equal to each of the property's cost, as long as the lease balance does not decrease below a defined amount. Not less than 270, nor more than 360, days prior to the lease expiration, we may, at our option, i) purchase a minimum of two of the properties, at an amount equal to each of the property's cost, ii) exercise the option to renew the lease for a minimum of two of the properties or iii) exercise the option to remarket a minimum of two of the properties and cause a sale of the properties. If we elect to remarket the properties, we have guaranteed the lessor a percentage of the cost of each property, in the aggregate amount of approximately $133.8 million (the “residual guarantee”). The 2013 Synthetic Lease contains customary representations and warranties and events of default.
Based on the rates at closing and assuming the 2013 Synthetic Lease is fully funded, future annual lease payments are approximately $2.8 million for each of the next five (5) years.
Certain of the counterparties to the 2013 Synthetic Lease have provided and may continue to provide investment banking, financial advisory, credit and/or other services to Tech Data, for which they have received customary fees and expenses.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

The matters discussed herein may contain “forward-looking statements” within the meaning of the federal securities laws and regulations and are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the company's periodic filings with the Securities and Exchange Commission, including the company's most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. Forward-looking statements reflect management's analysis as of the filing date of this Notice, and the Company does not undertake to revise these statements to reflect subsequent developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation (Registrant)
Date: July 3, 2013	/s/ Jeffery P. Howells
Jeffery P. Howells Executive Vice President & Chief Financial Officer (principal financial officer)